Exhibit 4.1

PROOFPOINT, INC.

as Issuer

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of August [•], 2021

0.25% Convertible Senior Notes due 2024

FIRST SUPPLEMENTAL INDENTURE, dated as of August [•], 2021 (this “Supplemental Indenture”), among Proofpoint, Inc., a Delaware corporation (the “Company”), as issuer, and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”), to the Indenture, dated as of August 23, 2019 (as supplemented or otherwise modified prior to the date hereof, the “Indenture”), between the Company and the Trustee.

WHEREAS, the Company has heretofore executed and delivered the Indenture, pursuant to which the Company issued its 0.25% Convertible Senior Notes due 2024 (the “Notes”) in the original aggregate principal amount of $920,000,000;

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of April 25, 2021 (as amended, supplemented, restated or otherwise modified, the “Merger Agreement”), by and among Project Kafka Parent, LLC, a Delaware limited liability company (“Parent”), Project Kafka Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and the Company;

WHEREAS, pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) on the date hereof with the Company, as the surviving entity in the Merger, becoming a wholly owned subsidiary of Parent as of the date hereof;

WHEREAS, the Merger constitutes a Merger Event under the Indenture;

WHEREAS, Section 4.07(a) of the Indenture provides that, at the effective time of any Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee, without the consent of Holders of the Notes, a supplemental indenture providing that at and after the effective time of such Merger Event, the right to convert a Note will be changed into a right to convert such Note as set forth in the Indenture into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive upon such Merger Event;

WHEREAS, Section 4.07(a) of the Indenture provides that if the holders of the Common Stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction, (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased as described in Section 4.06 of the Indenture), multiplied by the price paid per share of Common Stock in such transaction and (ii) the Company shall satisfy its Conversion Obligation by paying cash to converting Holders on the second Business Day following the Conversion Date;

WHEREAS, in connection with the Merger, each outstanding share of Common Stock outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (subject to certain exceptions, including shares of Common Stock owned by stockholders of the Company who have not voted in favor of the adoption of the Merger Agreement and have properly exercised appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware) will, at the Effective Time, automatically be converted into the right to receive $176.00 in cash, subject to applicable withholding taxes;

WHEREAS, Section 7.01 of the Indenture provides that the Company, when authorized by resolutions of the Board of Directors of the Company (the “Board of Directors”), and the Trustee, at the Company’s expense, may amend or supplement the Indenture or the Notes or waive any provision of the Indenture or Notes without the consent of any Holder for one or more purposes, including, among other things, to, in connection with any transaction described under Section 4.07 of the Indenture, provide that the Notes are convertible into Reference Property, subject to the provisions of Section 4.03 of the Indenture, and make certain related changes to the terms of the Notes to the extent expressly required by Section 4.07 of the Indenture;

WHEREAS, the Board of Directors, by resolutions adopted on August [•], has duly authorized the Company’s entry into and delivery of this Supplemental Indenture, and the entry into this Supplemental Indenture by the parties hereto is permitted or authorized by the provisions of the Indenture;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officers’ Certificate and an Opinion of Counsel as contemplated by Sections 6.01, 7.05, 11.02, 11.07 and 14.05 of the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

W I T N E S S E T H:

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company covenants and agrees with the Trustee as follows for the equal and ratable benefit of the Holders:

ARTICLE 1

Section 1.01 Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular; and

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture.

ARTICLE 2

EFFECT OF MERGER ON CONVERSION

Section 2.01 Conversion Right. In accordance with and subject to Section 4.07 of the Indenture, as a result of the Merger, at the effective time of the Merger, the right to convert a Note will be changed into the right to convert such Note as set forth into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate prior to the Merger would have owned or been entitled to receive upon the Merger. For all conversions that occur after the effective date of the Merger (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate then in effect on the Conversion Date (as may be increased by Section 4.06 of the Indenture), multiplied by $176.00 and (ii) the Company shall satisfy its Conversion Obligation by paying cash to converting Holders on the second Business Day immediately following the Conversion Date.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.02 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 3.03 Successors. All agreements of the Company and the Trustee in this Supplemental Indenture will bind their respective successors.

Section 3.04 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05 Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.06 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. This Supplemental Indenture (or any document delivered in connection with this Supplemental Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

Section 3.07 Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.08 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.09 Effectiveness. This Supplemental Indenture shall become effective upon, without further action by the parties hereto, the effective time of the Merger.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

PROOFPOINT, INC.

By:
Name:
Title:

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE